Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-260788, Registration Statement No. 333-132324, Registration Statement No. 333-105714, Registration Statement No. 33-49849, Registration Statement No. 33-12513, and Registration Statement No. 333-170209 of Union Pacific Corporation on Form S-8 of our report dated June 29, 2022, relating to the financial statements and financial statement schedule of Union Pacific Corporation Thrift Plan, appearing in this Annual Report on Form 11-K of Union Pacific Corporation Thrift Plan for the year ended December 31, 2021.

/s/ Deloitte & Touche LLP

Omaha, Nebraska
June 29, 2022